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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or         6. If Amendment, Date
     OHYA SATORU                              Statement                     Trading Symbol                       of Original
----------------------------------------      (Month/Day/Year)           OYO GEOSPACE CORPORATION (OYOG)         (Month/Day/Year)
     (Last)     (First)     (Middle)                                     ------------------------------------
           OYO CORPORATION                       11/20/97
ICHIGAYA BUILDING 2-6, KUDAN-KITA 4-CHOME  ----------------------------  5. Relationship of Reporting         7. Individual or
----------------------------------------   3. IRS or Social Security          Person to Issuer                   Joint/Group Filing
             (Street)                         Number of Reporting           (Check all applicable)               (check applicable
                                              Person (Voluntary)           X   Director       X  10% Owner       box)
                                                                          ---                ---
CHIYODA-KU TOKYO 102 JAPAN                                                     Officer           Other (specify  [X] Form filed by
--------------------------------------     ----------------------------   ---                ---
(City)      (State)      (Zip)                                                (give title below)        below)       One Reporting
                                                                                                                     Person
                                                                               ---------------------------       [ ] Form filed by
                                                                                                                     More than One
                                                                                                                     Reporting
                                                                                                                     Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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COMMON STOCK, $.01 PAR VALUE                     4,000,000                           I               BY OYO CORPORATION U.S.A. ***
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*If the form is filed by more than one reporting person see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (7/96)


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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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NOT APPLICABLE
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Explanation of Responses:

***The shares indicated as indirectly owned by the reporting person are              /s/ E.M. HALL, ATTORNEY-IN-FACT      11/20/97
   owned directly by OYO Corporation U.S.A. and are listed because of                -------------------------------   -------------
   the reporting person's affiliation with OYO Corporation, the parent               **Signature of Reporting Person        Date
   company of OYO Corporation U.S.A.  The reporting person disclaims beneficial ownership of the shares owned by OYO Corporation owned by
   OYO Corporation U.S.A. within the meaning of Rule 13d-3 under the
   Securities Exchange Act of 1934, as amended (the "Exchange Act").
   The reporting person owns 311,300 ordinary shares of OYO Corporation, and his wife and children collectively own 10,741 ordinary shares of
   OYO Corporation.  The reporting person disclaims beneficial ownership of the shares of OYO Corporation owned by his children within the meaning of Rule 13d-3 under the Exchange Act.
** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
      If space provided is insufficient, See Instruction 6 for procedure.                                           SEC 1473 (7/96)

      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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                                                                       EXHIBIT 1
                              POWER OF ATTORNEY


         Know all by these presents, that the undersigned hereby constitutes and appoints Ernest M. Hall, Jr. the undersigned's true and lawful attorney-in-fact to:

         1. execute for and on behalf of the undersigned, in the undersigned's capacity as a director of OYO Geospace
                 Corporation (the "Company") and as an indirect beneficial owner of more than ten percent of the Company's stock*, Forms
                 3, 4 and 5 in accordance with Section 16(a) of the Securities
                 Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder;

         2. do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

         3. take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of or legally required by the undersigned, it being understood that the documents executed by such attorney- in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Exchange Act.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 3rd day of November, 1997.

* The undersigned declares that the filing of this Power of Attorney shall not be construed as an admission that he is, for the purposes of Section 13(d) or 13 (g) of the Exchange Act, the beneficial owner of any securities covered by this Power of Attorney.

                                                /s/ SATORU OHYA
                                        -----------------------------
                                                    Satoru Ohya